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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                            -----------------------


                                   FORM 11-K


                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



(Mark One):

   X   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
  ---
1934 [FEE REQUIRED].
For the fiscal year ended  December 29, 1995

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
For the transition period from ___________________________to___________________

Commission file number ___________________________________

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below: Host Marriott Corporation Non-Employee

Directors' Deferred Stock Compensation Plan

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
  Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058
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     The Host Marriott Corporation Non-Employee Directors' Deferred Stock
Compensation Plan does not hold any assets on behalf of its participants. Accordingly, no financial statements are filed herewith.
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                                   SIGNATURES
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     The Plan.  Pursuant to the requirements of the Securities Exchange Act of
1934, the Plan's administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


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Date  April 15, 1996                            /s/ Christopher G. Townsend
     ----------------------------        --------------------------------------
                                         Name:  Christopher G. Townsend
                                         Title: Senior Vice President,
                                                Corporate Secretary &
                                                Deputy General Counsel